Exhibit 23.3

We, Ecovadis SAS, hereby consent to the filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “S-1”), and any amendments thereto, of Diversey Holdings, Ltd., and any related prospectuses of our name and all references related thereto, including with respect to, but not limited to, the “Silver Sustainability Rating”. We also hereby consent to the filing of this letter as an exhibit to the S-1.

Signature:	/s/ Pierre-François Thaler

Name: Pierre-François Thaler

Title: Co – CEO

Date     1/3/2021

EcoVadis Simplified Joint-Stock Company, having its Registered Office at 43 Avenue de la

Grande Armée 75116, Paris, France, registered at the Paris Registry of Trade &
Companies under the number 497 842 914, with a share capital of 65 856,90 Euros, Tax identification number FR 634 97 84 29 14 tel: +33 (0)1 82 28 88 88 - www.ecovadis.com